Exhibit 99.1

For Immediate Release

Tuesday, January 9, 2007

K-tel International, Inc. Files Schedule 13E-3

PLYMOUTH, MINNESOTA – January 9, 2007 – K-tel International, Inc. (Pink Sheets: KTEL) (the “Company”) announced today that on Monday, January 8, 2007, it filed with the Securities and Exchange Commission a Schedule 13E-3 in connection with a reverse split of the Company’s common stock intended to take the Company private.  Under the terms of the reverse split, each 5,000 shares of the Company’s common stock will be converted into one share of common stock and holders of fewer than 5,000 shares of common stock on the record date will receive cash of $.0625 per pre-split share.

Immediately following the reverse split, the Company will effect a 5,000-for-1 forward split so that the number of shares held by each holder of at least one share of common stock following the reverse split will ultimately be unchanged. We refer to the reverse split, forward split, and the related payments to shareholders holding fewer than 5,000 pre-split shares as the “Reverse/Forward Split.”

The anticipated result of the Reverse/Forward Split will be to reduce the number of our shareholders of record to fewer than 300.  The Company intends to cease filing periodic reports with the SEC as soon as practicable following the Reverse/Forward Split.

The Company’s Board of Directors has approved the Reverse/Forward Split based on its determination that the Company achieves few of the benefits of public ownership because of a lack of an active trading market for its common stock, while remaining burdened with the significant costs of being a publicly held company.

Under Minnesota law, the Board of Directors of the Company may amend the Company’s Articles of Incorporation to conduct the Reverse/Forward Split without the approval of its shareholders.  Therefore, the Company is not seeking shareholder approval for the Reverse/Forward Split.

The Reverse/Forward Split will not be effective until the SEC completes its review of the Schedule 13E-3, the Company distributes required material, including the definitive Disclosure Document, to its shareholders, and the Company files amendments to its Articles of Incorporation with the state of Minnesota.

The Disclosure Document filed as an exhibit to the Schedule 13E-3 contains additional important information regarding the Reverse/Forward Split.  Copies of both the preliminary Disclosure Document, and any amendments or supplements thereto, and the definitive Disclosure Document will be available without charge at the SEC’s website at www.sec.gov or from the Secretary of the Company when the definitive Disclosure Document is mailed to shareholders.

About K-tel International, Inc.

K-tel licenses its music catalog internationally and markets entertainment products mainly derived from its catalog through retail and direct response marketing channels in the United States and Europe.

Contact Information:

K-tel International, Inc.

Kathy Smith:  (763) 268-0227

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and are subject to the safe harbors created thereby. The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. For further details and a discussion of these risks and uncertainties, see the Company’s filings under the Exchange Act, including its most recent Form 10-K for the fiscal year ended June 30, 2006. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.